Exhibit 10.10

                                 PROMISSORY NOTE

                           NANOBAC PHARMACEUTICALS INC

$2,233,668                                                     December 31, 2003
5%                                                             Tampa, Florida

1. Promise to Pay. NANOBAC PHARMACEUTICALS INC a Florida Corporation ("Borrower"), for value received promises to pay to the order of Escape Velocity, Inc. ("Lender"), the principal amount of TWO MILLION TWO HUNDRED THRITY-THREE THOUSAND SIX HUNDRED SIXTY-EIGHT U.S. DOLLARS (U.S. $2,233,668) on demand.

2. Addiitons to Principal. From time to time, Borrower may advance additional funds to Lendor. Such additional advances shall be covered by the terms of this note.

3. Interest. Interest shall be payable at five percent (5%) per annum compounded annually and added to the principal balance of the note.

4. Default; Remedies; Payment of Costs. The dissolution, insolvency, appointment of a custodian, trustee, or receiver for the Borrower, the Borrower files (or any creditor files against the Borrower) a petition seeking relief under any bankruptcy, insolvency, reorganization, or other debtor relief law, or the Borrower dies shall be considered a Default.

     On the occurrence of a "Default" and at any time thereafter Lender, at its option and as often as it desires, may declare the full principal amount of this Note to be immediately due and payable without demand, notice, or presentment.

     Borrower shall pay all costs associated with Lendor's collection of this in case of Default or non-payment upon demand.

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5.   Waiver and Consents. Borrower and every person liable at any time for payment of this Note waives presentment, protest, notice of protest, and notice of dishonor. Borrower expressly consents to all extensions and renewals of this Note (as a whole or in part) and all delays in time of payment or other performance under this Note that the holder of this Note grants at any time and from time to time, without limitation and without any notice to or further consent of Borrower. Borrower agrees that its obligation under the Note are independent of the obligations of any other person or entity that now or later is obligated to pay this Note. Borrower also agrees that Lender may release any security for or other obligor of this Note or waive, extend, alter, amend, or modify the Note or otherwise take any action that varies the risk of Borrower without releasing or discharging Borrower form its obligation to repay this Note.

6. Venue and Waiver of Jury Trial. Borrower further agrees that venue for each action, suit, or other legal proceeding arising under or relating to this Note or any agreement securing or related to this Note shall be in Tampa, Florida. Borrower and Lender knowingly, voluntarily, and intentionally waive all rights to a jury trial in any lawsuit, proceeding, counterclaim, or other litigation arising under or relating to this Note or any agreement securing or relating to this Note. Borrower and Lender have fully discussed this provision and agree that this waiver is subject to no exception and was a material inducement for Lender to make the loan to Borrower that is evidenced by this Note.

7. Miscellaneous. The headings preceding the text of the sections of this Note have been inserted solely for convenience of reference and do not limit or affect the meaning, interpretation, or effect of this Note. The validity, construction, interpretation, and enforceability of this Note are governed by the laws of the State of Florida, excluding its laws relating to the resolution of conflicts of laws of different jurisdictions.

EXECUTED: December 31, 2003, in Tampa, Florida



                                          By: /s/ Alexander H. Edwards III
                                          --------------------------------
                                          Alexander H. Edwards III
                                          For Nanobac Pharmaceuticals Inc


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